UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 29, 2005 (November 22, 2005)

TRICO MARINE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-28316 (Commission File Number)	72-1252405 (IRS Employer Identification No.)

2401 Fountainview, Suite 920, Houston, Texas (Address of principal executive offices)	77057 (Zip Code)

(713) 780-9926
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.02    Termination of a Material Definitive Agreement.

On February 21, 2005, Trico Marine Services, Inc., (the “Company”) entered into a $75 million exit financing facility agreement with its existing U.S. Senior Secured Lenders (the “Lenders”), comprised of a $55 million term loan and a $20 million revolving credit facility (the “Exit Credit Agreement”), among Trico Marine Assets, Inc. and Trico Marine Operators, Inc., as borrowers and guarantors, the Company, as a guarantor, certain of the Company’s foreign and domestic subsidiaries, as guarantors, Bear Stearns Corporate Lending Inc., as administrative agent and revolving credit collateral agent, The Bank of New York, as term loan collateral agent, Bear, Stearns & Co. Inc., as sole lead arranger and sole bookrunner and the lenders from time to time party thereto.

On November 22, 2005, the Company entered into an agreement (the “Termination Agreement”) among Trico Marine Operators, Inc., Trico Marine Assets, Inc., and Bear Stearns Corporate Lending, Inc., in its capacity as Administrative Agent under the Exit Credit Agreement, to repay all of the liabilities, obligations and indebtedness (the “Obligations”) outstanding under the Exit Credit Agreement. Under the terms of the Termination Agreement, the borrowers agreed to pay to the Administrative Agent, on behalf of the Lenders, $58,138,506.91 (the “Payoff Amount”), the amount necessary to pay all of the Obligations, together with accrued interest and a prepayment premium of $3,132,693.00. Upon receipt of the Payoff Amount by the Administrative Agent, the Exit Credit Agreement, together with all of the Obligations thereunder, were automatically terminated and of no further force and effect and all security interests and other liens granted by the Exit Credit Agreement to secure the borrowers’ respective obligations to the Lenders under the Exit Credit Agreement were automatically, without any further action required, terminated and released and of no further force and effect.

Item 2.04    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information provided under Item 1.02 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRICO MARINE SERVICES, INC.
By: /s/ Rishi Varma
Rishi Varma General Counsel, Secretary and Director of Corporate Governance

Dated: November 29, 2005